Exhibit 4.9

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Veradigm Inc. (“Veradigm,” “we,” “us” or “our”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.01 per share (“Common Stock”), and the rights (each, a “Right” and, collectively, the “Rights”) to purchase from Veradigm one one-thousandth of one share of Series A Junior Participating Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”). The following summary of the material terms of our capital stock is not meant to be complete and is qualified by reference to Veradigm’s Fifth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), Veradigm’s amended and restated By-Laws, as amended (the “By-Laws”), and the Stockholder Rights Agreement, dated as of February 26, 2024, by and between Veradigm and Broadridge Corporate Issuer Solutions, LLC, as rights agent (and any successor agent, the “Rights Agent”), as amended (the “Stockholder Rights Agreement”), each of which is attached as an exhibit to our Annual Report on Form 10-K, and to all applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

Authorized Capital Stock

Veradigm’s authorized capital stock consists of 349,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, $0.01 par value per share. The Veradigm board of directors (the “Board”) is authorized, without further stockholder approval but subject to any limitations prescribed by law, to establish from time to time one or more classes or series of preferred stock covering up to an aggregate of 1,000,000 shares of preferred stock, and to issue these shares of preferred stock in one or more series. Each class or series of Veradigm preferred stock will cover the number of shares and will have the preferences, voting powers, qualifications and special or relative rights or privileges as are determined by the Board, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights and redemption rights. The Board may authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or other rights of the holders of Common Stock. The issuance of preferred stock could also delay, defer or prevent a change of control of Veradigm or otherwise negatively affect the market price of Common Stock.

Veradigm Common Stock

Voting and Other Rights. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Generally, any matter other than the election of directors to be decided by the stockholders will be decided by the affirmative vote of the holders of a majority in voting power present in person, by remote communication or represented by proxy and entitled to vote on such matter, except where a different standard is required by the DGCL. Each director is elected by the vote of the majority of the votes cast with respect to that director’s election, provided that if the number of nominees exceeds the number of directors to be elected at the applicable meeting as of the meeting’s record date, then each director shall be elected by a plurality of the votes cast in person, by remote communication or represented by proxy and entitled to vote on the election of directors. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that Veradigm may designate and issue at any time.

Dividend Rights; Rights Upon Liquidation. Holders of Common Stock are entitled to receive dividends ratably, if any, as may be declared by the Board out of legally available funds. Upon Veradigm’s liquidation, dissolution or winding-up, holders of Common Stock are entitled to share ratably in all assets remaining after payment of Veradigm’s debts and other liabilities, subject to the rights of holders of shares of any series of preferred stock that Veradigm may designate and issue at any time.

Other Rights. Holders of Common Stock currently have no pre-emptive, subscription or conversion rights. There are no sinking fund provisions or redemption provisions applicable to shares of Common Stock. Shares of Common Stock are not subject to calls or assessments. No personal liability will attach to holders of Common Stock under the laws of the State of Delaware (Veradigm’s state of incorporation) or of the State of Illinois (the state in which Veradigm’s principal place of business is located). The Board is not classified.

Rights to Purchase Preferred Stock

Rights. On February 26, 2024, in connection with the Stockholder Rights Agreement, the Board declared a dividend of one right (each, a “Right”) for each outstanding share of Common Stock, to stockholders of record at the close of business on March 8, 2024 (the “Record Date”). Each Right entitles its holder, subject to the terms of the Stockholder Rights Agreement, to purchase from Veradigm one one-thousandth of a share of Series A Preferred Stock of Veradigm at an exercise price of $32.00 per Right, subject to adjustment.

The Rights attach to any shares of Common Stock that were outstanding as of the Record Date or become outstanding after the Record Date and prior to the earlier of the Distribution Time (as defined below) and the Expiration Time (as defined below) and in certain other circumstances described in the Stockholder Rights Agreement.

Until the Distribution Time, the Rights are associated with Common Stock and evidenced by Common Stock certificates or, in the case of uncertificated shares of Common Stock, the book-entry account that evidences record ownership of such shares, which contains a notation incorporating the Stockholder Rights Agreement by reference, and the Rights are transferable with and only with the underlying shares of Common Stock.

Until the Distribution Time, the surrender for transfer of any shares of Common Stock will also constitute the transfer of the Rights associated with those shares. As soon as practicable after the Distribution Time, separate rights certificates will be mailed to holders of record of Common Stock as of the Distribution Time. From and after the Distribution Time, the separate rights certificates alone will represent the Rights.

The Rights are not exercisable until the Distribution Time. Until a Right is exercised, its holder will have no rights as a stockholder of Veradigm, including the right to vote or to receive dividends.

Separation and Distribution of Rights; Exercisability. Subject to certain exceptions, the Rights become exercisable and trade separately from Common Stock only upon the “Distribution Time,” which occurs upon the earlier of:

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the close of business on the tenth (10th) day after the “Stock Acquisition Date” (which is defined as (a) the first date of public announcement that any person or group has become an “Acquiring Person,” which is defined as a person or group that, together with its affiliates and associates, beneficially owns the Specified Percentage (as defined below) or more of the outstanding shares of Common Stock (with certain exceptions, including those described below), or (b) such other date, as determined by the Board, on which a person or group has become an Acquiring Person); or

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the close of business on the tenth (10th) business day (or such later date as may be determined by the Board prior to such time as any person or group becomes an Acquiring Person) after the commencement of a tender offer or exchange offer that, if consummated, would result in a person or group becoming an Acquiring Person.

“Specified Percentage” means (a) twenty percent (20%) when referring to the beneficial ownership of any person that is a passive investor but only for so long as such person is a passive investor and (b) ten percent (10%) when referring to the beneficial ownership of any person that is not a passive investor.

An Acquiring Person does not include:

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Veradigm or any subsidiary of Veradigm;
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any officer, director or employee of Veradigm or any subsidiary of Veradigm in his or her capacity as such;
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any employee benefit plan of Veradigm or of any subsidiary of Veradigm or any entity or trustee holding (or acting in a fiduciary capacity in respect of) shares of capital stock of Veradigm for or pursuant to the terms of any such plan or for the purpose of funding other employee benefits for employees of Veradigm or any subsidiary of Veradigm; or
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any person or group that, together with its affiliates and associates, as of immediately prior to the first public announcement of the adoption of the Stockholder Rights Agreement, beneficially owns the Specified Percentage or more of the outstanding shares of Common Stock, so long as such person or group continues to beneficially own at least the Specified Percentage of the outstanding shares of Common Stock and does not acquire shares of Common Stock to beneficially own an amount equal to or greater than the greater of (a) the Specified Percentage and (b) the sum of the lowest beneficial ownership of such person or group since the public announcement of the adoption of the Stockholder Rights Agreement plus one share of Common Stock.

In addition, the Stockholder Rights Agreement provides that no person or group will become an Acquiring Person as a result of security purchases or issuances directly from Veradigm or through an underwritten offering approved by the Board. Also, a person or group will not be an Acquiring Person if the Board determines that such person or group has become an Acquiring Person inadvertently and such person or group has already divested or divests as promptly as practicable a sufficient number of shares of Common Stock so that such person or group would no longer be an Acquiring Person.

Certain synthetic interests in securities created by derivative positions, whether or not such interests are considered to be ownership of the underlying Common Stock or are reportable for purposes of Regulation 13D of the Exchange Act, are treated as beneficial ownership of the number of shares of Common Stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of Common Stock are directly or indirectly beneficially owned by counterparties to the derivative contracts.

Expiration Time. The Rights will expire on the earliest to occur of (a) the close of business on August 20, 2025 (the “Final Expiration Time”), (b) the time at which the Rights are redeemed or exchanged by Veradigm (as described below) or (c) the closing of any merger or other acquisition transaction involving Veradigm pursuant to a merger or other acquisition agreement that has been approved by the Board before any person or group becomes an Acquiring Person (the earliest of (a), (b) and (c) being herein referred to as the “Expiration Time”).

Flip-in Event. In the event that any person or group (other than certain exempt persons) becomes an Acquiring Person (a “Flip-in Event”), each holder of a Right (other than such Acquiring Person, any of its affiliates or associates or certain transferees of such Acquiring Person or of any such affiliate or associate, whose Rights automatically become null and void) will have the right to receive, upon exercise, Common Stock having a value equal to two times the exercise price of the Right.

For example, at an exercise price of $32.00 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following a Flip-in Event would entitle its holder to purchase $64.00 worth of Common Stock for $32.00. Assuming that Common Stock had a per share value of $8.00 at that time, the holder of each valid Right would be entitled to purchase eight (8) shares of Common Stock for $32.00.

Flip-over Event. In the event that, at any time following the Stock Acquisition Date, any of the following occurs (each, a “Flip-over Event”):

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Veradigm consolidates with, or merges with and into, any other entity, and Veradigm is not the continuing or surviving entity;
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any entity engages in a share exchange with or consolidates with, or merges with or into, Veradigm, and Veradigm is the continuing or surviving entity and, in connection with such share exchange, consolidation or merger, all or part of the outstanding shares of Common Stock are changed into or exchanged for stock or other securities of any other entity or cash or any other property; or
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Veradigm sells or otherwise transfers, in one transaction or a series of related transactions, fifty percent (50%) or more of Veradigm’s assets, cash flow or earning power, each holder of a Right (except Rights which previously have been voided as described above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

Preferred Stock Provisions. Each share of Series A Preferred Stock, if issued:

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will not be redeemable;
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will entitle the holder thereof, when, as and if declared, to quarterly dividend payments equal to the greater of $1,000 per share and 1,000 times the amount of all cash dividends plus 1,000 times the amount of non-cash dividends or other distributions paid on one share of Common Stock;
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will entitle the holder thereof to receive $1,000 plus accrued and unpaid dividends per share upon liquidation;
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will have the same voting power as 1,000 shares of Common Stock; and
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if shares of Common Stock are exchanged via merger, consolidation or a similar transaction, will entitle the holder thereof to a per share payment equal to the payment made on 1,000 shares of Common Stock.

Anti-dilution Adjustments. The exercise price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

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in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock;
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if holders of the Series A Preferred Stock are granted certain rights, options or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock; or
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upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments amount to at least one percent of the exercise price. No fractional shares of Series A Preferred Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading day prior to the date of exercise.

Redemption; Exchange. At any time prior to the earlier of (i) such time as any person or group becomes an Acquiring Person or (ii) the Final Expiration Time, Veradigm may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (subject to adjustment and payable in cash, Common Stock or other consideration deemed appropriate by the Board). Immediately upon the action of the Board authorizing any redemption or at a later time as the Board may establish for the effectiveness of the redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

At any time after any person or group becomes an Acquiring Person but before any Acquiring Person, together with all of its affiliates and associates, becomes the beneficial owner of fifty percent (50%) or more of the outstanding shares of Common Stock, Veradigm may exchange the Rights (other than Rights owned by the Acquiring Person, any of its affiliates or associates or certain transferees of the Acquiring Person or of any such affiliate or associate, whose Rights will have become null and void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Series A Preferred Stock (or of a share of a class or series of Veradigm’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

Amendment of the Stockholder Rights Agreement. Veradigm and the Rights Agent may from time to time amend or supplement the Stockholder Rights Agreement without the consent of the holders of the Rights. However, on or after such time as any person or group becomes an Acquiring Person, no amendment can materially adversely affect the interests of the holders of the Rights (other than the Acquiring Person, any of its affiliates or associates or certain transferees of the Acquiring Person or of any such affiliate or associate).

Anti-Takeover Provisions

Some provisions of the DGCL, our Certificate of Incorporation, our By-Laws and the Stockholder Rights Agreement could make the following more difficult:

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acquisition of us by means of a tender offer, open market purchases or otherwise in a transaction not approved by the Board; or
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removal of our incumbent directors.

These provisions are designed to encourage persons seeking to acquire control of us to first negotiate with the Board. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation, our By-Laws, the Stockholder Rights Agreement Plan and the DGCL.

Advance Notice Requirements. Our By-Laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. In order for any matter to be “properly brought” before a meeting (other than a matter brought before a meeting in accordance with Rule 14a-8 under the Exchange Act), a stockholder will have to comply with advance notice requirements and provide Veradigm with certain information.

Delaware Law. Our Certificate of Incorporation contains an election to be governed by Section 203 of the DGCL. Section 203 of the DGCL generally prohibits certain “business combinations,” including certain mergers, sales and leases of assets and tender or exchange offers, by a corporation or certain subsidiaries with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

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the board of directors of the corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder,
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upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or
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after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

No Stockholder Action by Written Consent; Special Meeting of Stockholders. Our Certificate of Incorporation prohibits our stockholders from acting by written consent without a meeting and provides that special meetings of the stockholders may be called only by the Chairman of the Board or the Board.

Undesignated Preferred Stock. The ability of the Board to issue shares of preferred stock without any action on the part of our stockholders may impede a takeover of us and prevent a transaction favorable to the holders of Common Stock.

No Stockholder Filling of Vacancies. Subject to the rights of holders of preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or any other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum, or by a sole remaining director. Thus, even if stockholders remove a director from office, the vacancy created by such removal may only be filled by the Board. Moreover, the Board has the exclusive right to set the size of the Board.

Stockholders Rights Agreement. The Stockholder Rights Agreement could have certain anti-takeover effects because the Rights provided to holders of our Common Stock under the Stockholder Rights Agreement will cause substantial dilution to an Acquiring Person in the event that an Acquiring Person acquires more than the Specified Percentage of Veradigm’s securities pursuant to a transaction that has not been approved by the Board before any person or group becomes an Acquiring Person. Thus, the

Stockholder Rights Agreement may deter current and future purchasers from accumulating more than the Specified Percentage of Veradigm’s securities, which could delay or discourage takeover attempts that our stockholders may consider favorable.

Choice of Forum

The By-Laws provide that, unless a majority of the Board, acting on behalf of Veradigm, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Veradigm, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Veradigm to Veradigm or to Veradigm’s stockholders, (iii) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our By-Laws (in each case, as may be amended from time to time) or (iv) any action asserting a claim against Veradigm or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. However, it is possible that a court could find Veradigm’s forum selection provision to be inapplicable or unenforceable. Furthermore, because the applicability of the exclusive forum provision is limited to the extent permitted by law, Veradigm does not intend that the exclusive forum provision would apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.